Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Record First Quarter Earnings

EMLENTON, Pa., April 29, 2022 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $2.4 million, or $0.88 per diluted common share, for the three months ended March 31, 2022, an increase of $262,000, or 12.1%, from $2.2 million, or $0.79 per diluted common share, reported for the comparable period in 2021.  The increase in net income for the three months ended March 31, 2022 compared to the same period in 2021 resulted primarily from an increase in net interest income and a decrease in the provision for loan losses, partially offset by a decrease in noninterest income and increases in noninterest expense and the provision for income taxes.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “We are extremely pleased to announce strong earnings for the first quarter of 2022.  The Corporation continues to achieve solid returns and maintain sound credit quality while managing staffing shortages and industry-wide market interest rate challenges.  We are excited to have announced an agreement to merge with Farmers National Banc Corp. (NASDAQ:FMNB) and are working diligently towards closing later this year.  This partnership leverages our solid performance and will provide value to our shareholders, expanded product offerings for our customers and continued support for the communities that we serve."

OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $262,000, or 12.1%, to $2.4 million, or $0.88 per diluted common share, for the three months ended March 31, 2022, compared to net income of $2.2 million, or $0.79 per diluted common share for same period in 2021.  The increase resulted from an $88,000 increase in net interest income and a $355,000 decrease in the provision for loan losses, partially offset by a $45,000 decrease in noninterest income and increases in noninterest expense and the provision for income taxes of $59,000 and $77,000, respectively.

Net interest income increased $88,000, or 1.2%, to $7.7 million for the three months ended March 31, 2022 from $7.6 million for the same period in 2021. The increase in net interest income resulted from a decrease in interest expense of $519,000, or 35.9%, partially offset by a decrease in interest income of $431,000, or 4.7%. The Corporation's cost of funds decreased 24 basis points to 0.40% for the three months ended March 31, 2022, compared to 0.64% for the same period in 2021, resulting in a $488,000 decrease in interest expense.  Additionally, a decrease in average borrowed funds to $27.9 million for the three months ended March 31, 2022 from $32.1 million for the same period in 2021 caused a $40,000 decrease in interest expense.  The decrease in interest income resulted from a 34 basis point decrease in the yield on loans to 3.87% for the three months ended March 31, 2022, compared to 4.21% for 2021, causing a $663,000 decrease in interest income.  During the first quarter of 2021, the Corporation recognized $713,000 of interest income related to PPP loans, compared to $22,000 for the same period in 2022. Excluding PPP loans balances and the related interest income, the Corporation would have experienced a yield on loans of 3.87% for the three months ended March 31, 2022, compared to 3.99% for the same period in 2021.  Partially offsetting the decrease in interest income due to loan rates, average securities balances increased $62.5 million to $180.5 million for the three months ended March 31, 2022, compared to $118.0 million for the same period in 2021, causing a $358,000 increase in interest income.  This was partially offset by a 22 basis point decrease in the yield on securities to 2.29% for the three months ended March 31, 2022 from 2.51% for the same period in 2021, causing a $70,000 decrease in interest income.

The provision for loan losses decreased $355,000 to a recovery of $80,000 for the three months ended March 31, 2022 from a $275,000 expense for the same period in 2021. The recovery of provision for loan losses recorded during the first quarter of 2022 was due to a decrease in the amount of specific reserve required on impaired loans and a decrease in the qualitative factor related to the pandemic which was added to the allowance calculation during 2020.

Noninterest income decreased $45,000, or 4.3%, to $1.0 million for the three months ended March 31, 2022, compared to $1.1 million for the same period in 2021, due to a $105,000 decrease in gains on the sale of loans, partially offset by a $75,000 increase in fees and service charges.  During the quarter ended March 31, 2021, the Corporation sold $3.2 million of residential mortgage loans and realized a gain of $102,000, compared to the sale of $1.2 million during the quarter ended March 31, 2022 with a realized loss of $3,000.  The increase in fees and service charges resulted from an increase in overdraft charges.

Noninterest expense increased $59,000, or 1.0%, to $5.9 million for the three months ended March 31, 2022, compared to $5.8 million for the same period in 2021. The increase was primarily attributable to a $212,000 increase in professional fees, partially offset by a $130,000 decrease in compensation and benefits expense.  The increase in professional fees resulted from acquisition related financial advisor and legal costs.  The decrease in compensation and benefits expense was primarily related to a decrease in commissions paid to mortgage loan originators.

The provision for income taxes increased $77,000, or 17.5%, to $518,000 for the three months ended March 31, 2022 from $441,000 for the same period in 2021 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets remained nearly unchanged at $1.1 billion at March 31, 2022 and December 31, 2021.  Net loans receivable increased $14.9 million, or 1.9%, to $794.9 million at March 31, 2022 from $780.0 million at December 31, 2021.  During the first quarter, the Corporation's loan production totaled $47.0 million in commitments and resulted in new outstanding balances of $38.3 million at March 31, 2022.  Nearly half of this loan production was concentrated in commercial real estate.  Securities decreased $20.1 million, or 10.8%, to $166.2 million at March 31 2022 from $186.3 million at December 31, 2021 due to a $15.2 million decrease in the market value of securities following an increase in market interest rates.  Liabilities increased $8.4 million to $970.9 million at March 31, 2022 from $962.5 million at December 31, 2021 due to a $17.5 million increase in customer deposits, partially offset by a $4.0 million reduction in borrowed funds.

Nonperforming assets increased $970,000  to $4.3 million, or 0.41% of total assets at March 31, 2022, compared to $3.3 million, or 0.32% of total assets at December 31, 2021, due primarily to a $1.8 million commercial real estate loan on a hotel property being placed on nonaccrual status during the quarter ended March 31, 2022.  Classified and criticized assets decreased $962,000 to $37.3 million or 3.5% of total assets at March 31, 2022, compared to $38.2 million or 3.6% of total assets at December 31, 2021.  This decrease was due primarily to principal reductions resulting from normal repayment activity.  Classified and criticized assets remain elevated largely due to the impact of COVID-19 on the hospitality loan portfolio.  At March 31, 2022, the Corporation's hotel loan portfolio totaled $31.6 million, of which $29.6 million was rated classified or criticized.

The COVID-19 pandemic impacted the global and local economies and some customers' ability to continue making timely loan payments.  The Corporation addressed the challenges of those facing hardship due to the pandemic by granting payment deferrals on 402 loans, which totaled $108.1 million.  At March 31, 2022, only one $3.9 million loan collateralized by an operating hotel remained on deferral, although $29.6 million of the Corporation's hotel loan portfolio was rated classified or criticized.  The Corporation continues to carefully monitor the loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity decreased $10.3 million, or 10.6%, to $86.7 million at March 31, 2022 from $97.0 million at December 31, 2021 primarily due to a $12.0 million decrease in accumulated other comprehensive income as unrealized losses in the Corporation's securities portfolio were impacted due to the recent rise in market interest rates.  Partially offsetting this reduction, retained earnings increased $1.6 million as a result of $2.4 million of net income available to common stockholders, less $848,000 of common dividends paid.  The Corporation remains well capitalized and is well positioned for continued growth.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Important Additional Information About the Merger.

In connection with the merger agreement, dated March 23, 2002, among Farmers National Banc Corp. (“Farmers”), Emclaire Financial Corp. (“Emclaire”) and FMNB Merger Subsidiary V, LLC (the “Merger Agreement”),  Farmers will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Emclaire and a prospectus of Farmers, as well as other relevant documents concerning the proposed transaction. The Merger Agreement should not be read alone, but should be read in conjunction with the other information regarding Farmers, Emclaire, the Merger Agreement and the acquisition of  Emclaire by Farmers (the “Merger”) that will be contained in, or incorporated by reference into, the Registration Statement on Form S-4.

SHAREHOLDERS OF EMCLAIRE AND OTHER INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND PROSPECTUS TO BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FARMERS, EMCLAIRE, THE MERGER, THE PERSONS SOLICITING PROXIES WITH RESPECT TO THE MERGER, AND THEIR INTERESTS IN THE MERGER AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the Registration Statement on Form S-4 (when available) and other documents filed with the SEC by Emclaire through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Emclaire will be available free of charge on the website maintained by the SEC or by Emclaire at www.emclairefinaincal.com or may be obtained from Emclaire by written request to Emclaire Financial Corp., 612 Main Street, Emlenton, Pennsylvania 16373, Attention: Jennifer A. Poulsen, Secretary.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act.

Participants in the Solicitation

The respective directors and executive officers of Farmers and Emclaire and other persons may be deemed to be participants in the solicitation of proxies from Emclaire shareholders with respect to the Merger. Information regarding the directors and executive officers of Emclaire is available in its Form 10-K filed with the SEC on March 16, 2022 and other documents filed by Emclaire with the SEC.  Information regarding the directors of Farmers is available in its proxy statement filed with the SEC on March 17, 2022 in connection with its 2022 Annual Meeting of Shareholders and information regarding the executive officers of Farmers  is available in its Form 10-K filed with the SEC on March 9, 2022. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and prospectus to be included in the Registration Statement on Form S-4 and other relevant materials to be filed with the SEC when they become available.

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period
	ended March 31,
	2022	2021

Interest income	$8,667	$9,098
Interest expense	927	1,446
Net interest income	7,740	7,652
Provision for (recovery of) loan losses	(80)	275
Noninterest income	1,007	1,052
Noninterest expense	5,873	5,814
Income before provision for income taxes	2,954	2,615
Provision for income taxes	518	441
Net income available to common stockholders	$2,436	$2,174

Basic earnings per common share	$0.89	$0.80
Diluted earnings per common share	$0.88	$0.79
Dividends per common share	$0.31	$0.30

Return on average assets (1)	0.93%	0.86%
Return on average equity (1)	10.46%	9.63%
Return on average common equity (1)	10.95%	10.09%
Yield on average interest-earning assets	3.56%	3.85%
Cost of average interest-bearing liabilities	0.52%	0.81%
Cost of funds	0.40%	0.64%
Net interest margin	3.18%	3.24%
Efficiency ratio	66.33%	66.13%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	3/31/2022	12/31/2021

Total assets	$1,057,572	$1,059,508
Cash and equivalents	9,549	9,080
Securities	166,160	186,275
Loans, net	795,052	780,479
Intangible assets	20,321	20,359
Deposits	935,956	918,496
Borrowed funds	18,050	22,050
Common stockholders' equity	82,456	92,753
Stockholders' equity	86,662	96,959

Book value per common share	$30.15	$33.91

Net loans to deposits	84.95%	84.97%
Allowance for loan losses to total loans	1.28%	1.31%
Nonperforming assets to total assets	0.41%	0.32%
Stockholders' equity to total assets	8.19%	9.15%
Shares of common stock outstanding	2,735,212	2,735,212